Exhibit 99.1

NeuroOne® Reports First Quarter Fiscal Year 2025 Financial Results and Provides Corporate Update

Total revenue of $6.3M Includes $3.3 Million of Product Revenue in Addition to a One-Time Upfront Payment of $3.0 Million in License Revenue from Zimmer Biomet

EDEN PRAIRIE, Minn., February 12, 2025 -- NeuroOne Medical Technologies Corporation (Nasdaq: NMTC) (“NeuroOne” or the “Company”), a medical technology company dedicated to transforming the surgical diagnosis and treatment of neurological disorders, has reported financial results for the first quarter fiscal year 2025 ended December 31, 2024.

First Quarter Financial Highlights

●	Product revenue increased 235% to $3.3 million in the first quarter of fiscal year 2025, compared to $1.0 million in the first quarter of fiscal 2024.

●	Product gross margin increased to 58.9 % in the first quarter of fiscal year 2025, compared to 27.2% in the same quarter of the prior year.

●	Operating expenses decreased 12% to $3.2 million in the first quarter of fiscal year 2025, compared to $3.7 million in the same quarter of the prior year.

●	Expanded exclusive distribution agreement with Zimmer Biomet (“Zimmer”) and received an upfront license payment of $3.0 million in November 2024. This agreement provides NeuroOne with a potential additional milestone payment if certain performance criteria are achieved and is expected to generate meaningful revenue and expanded margins for the Company.

●	The Company reaffirms its fiscal year 2025 guidance of product revenue, which excludes license revenue, to range between $8.0 to $10.0 million, representing an increase of between 132% and 190% when compared to product revenue of $3.5 million in fiscal year 2024.

●	The Company reaffirms its fiscal year 2025 guidance of product gross margin to range between 47% and 51%, compared to product gross margin of 31% in fiscal year 2024.

●	The Company remains debt free as of December 31, 2024.

Management Commentary

“This quarter marks the next step forward in expanding our commercialization efforts as we continue executing on our strategic partnership with Zimmer Biomet,” said Dave Rosa, CEO of NeuroOne. “Early patient successes reinforce the clinical value of the OneRF Ablation System, the first and only FDA-cleared device that performs both recording and RF ablation in the brain using the same device. We expect this momentum to translate into broader market adoption and a strong revenue profile which will allow us to advance our product portfolio and drive shareholder value.”

Mr. Rosa continued,” We remain on track to submit a 510(k) application to the FDA in the first half of calendar year 2025 for our new trigeminal nerve radiofrequency ablation system designed to treat patients with debilitating facial pain.

We are also pleased that we have regained compliance with Nasdaq’s share price listing standards and are grateful to our shareholders for their patience during this time.”

Operational Highlights and Updates

OneRF® Ablation System:

●	Expanded exclusive distribution agreement with Zimmer for NeuroOne’s OneRF® Ablation System for use in the brain in the United States and certain international markets.

●	Completed initial stocking order to Zimmer.

●	To date, outcomes have been very positive, with all patients either seizure free or reporting significantly reduced and less severe seizures. The patient that has experienced the longest freedom from seizures post-surgery is now beyond 9 months.

●	Today, the OneRF Ablation System has been placed in 5 prominent epilepsy centers, with sales discussions initiated at an additional 18 centers nationwide.

●	In October, the new code for the OneRF®™ ablation procedure went into effect (the ICD-10-PCS, or “International Classification of Diseases, 10th Revision, Procedure Coding System”), allowing hospital reporting of inpatient procedures that are performed using the OneRF® Ablation System ensuring efficient and accurate documentation, billing and analysis.

Trigeminal Nerve Ablation Program:

●	FDA 510(k) submission expected in first half of calendar year 2025, which could contribute to revenue in calendar year 2025.

Spinal Cord Stimulation (SCS) Percutaneous Paddle Lead Program:

●	Completed an acute animal study to confirm full functionality of the current NeuroOne percutaneous paddle lead system.

●	Exploring collaboration opportunities with potential strategic partners to further develop and commercialize our Percutaneous Paddle Lead.

sEEG-Based Drug Delivery Program:

●	Presented poster at annual meeting of American Epilepsy Society highlighting feasibility of our sEEG-based drug delivery system.

●	Initiated system miniaturization for use of sEEG-based drug delivery system in small animal clinical research.

●	Continuing discussions with potential strategic partners.

First Quarter Financial Results

Product revenue was $3.3 million in the first quarter of fiscal 2025, an increase of 235% compared to product revenue of $1.0 million in the first quarter of fiscal 2024. The Company had license revenue of $3.0 million in the first quarter of fiscal 2025, compared to no license revenue in the first quarter of fiscal 2024. License revenue in the first quarter of fiscal 2025 was derived from the expanded exclusive distribution agreement with Zimmer.

Product gross profit was $1.9 million, or 58.9% of revenue, in the first quarter of fiscal 2025, compared to product gross profit of $0.3 million, or 27.2% of revenue in the first quarter of fiscal 2024.

Total operating expenses in the first quarter of fiscal 2025 were $3.2 million, a decrease of 12% compared with $3.7 million in the first quarter of fiscal 2024. Research & Development expense in the first quarter of fiscal 2025 was $1.2 million compared with $1.5 million in the same period of fiscal 2024. Selling, General & Administrative expense in the first quarter of fiscal 2025 was $2.0 million compared with $2.2 million in the first quarter of fiscal 2024.

For the first quarter of fiscal 2025, the Company reported net income of $1.8 million, or $0.06 per share, compared to a net loss of $3.3 million, or $(0.14) per share, in the first quarter of fiscal 2024.

As of December 31, 2024, the Company had cash and cash equivalents of $1.1 million, compared to $1.5 million as of September 30, 2024. The Company had working capital of $4.1 million as of December 31, 2024, compared to working capital of $2.4 million as of September 30, 2024. The Company had no debt outstanding as of December 31, 2024. Following receipt of the $3.0 million license payment from Zimmer in November 2024, the Company terminated the $3.0 million standby secured credit facility agreement without drawing on it.

Full Fiscal Year 2025 Financial Guidance

The Company continues to expect product revenue for fiscal year 2025 to range between $8.0 million and $10.0 million, representing an increase of between 132% and 190% when compared to product revenue of $3.5 million in fiscal year 2024. The Company continues to expect product gross margin in fiscal year 2025 to range between 47% and 51%, compared to product gross margin of 31% in fiscal year 2024.

Nasdaq Compliance

On February 3rd, the Company received notification that it has regained compliance with the Nasdaq Capital Market’s continued listing standard for the minimum share price requirements under Nasdaq Listing Rule 5550(a)(2).

Conference Call and Webcast

Management will host an investor conference call and webcast today, Wednesday, February 12, 2025, at 8:30 a.m. Eastern Time to discuss the Company’s first quarter fiscal year 2025 financial results, provide a corporate update, and conclude with Q&A from telephone participants. To participate, please use the following information:

Date: Today, Wednesday, February 12, 2025

Time: 8:30 a.m. Eastern time

U.S. Dial-In (Toll Free): 888-506-0062

International Dial-In: 973-528-0011

Participant Access Code: 603219

Webcast: NMTC First Quarter Fiscal Year 2025 Earnings Conference Call

Please join at least five minutes before the start of the call to ensure timely participation.

A playback of the call will be available through [date], 2025. To listen, please call 877-481-4010 within the United States or 919-882-2331 when calling internationally, using replay passcode 51728. A webcast replay will also be available using the webcast link above through [date], 2025.

About NeuroOne

NeuroOne Medical Technologies Corporation (NASDAQ: NMTC) is developing and commercializing minimally invasive and hi-definition solutions for EEG recording, brain stimulation and ablation solutions for patients suffering from epilepsy, Parkinson’s disease, dystonia, essential tremors, chronic pain due to failed back surgeries and other related neurological disorders that may improve patient outcomes and reduce procedural costs. The Company may also pursue applications for other areas such as depression, mood disorders, pain, incontinence, high blood pressure, and artificial intelligence. For more information, visit nmtc1.com.

Forward Looking Statements

This press release may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Except for statements of historical fact, any information contained in this press release may be a forward–looking statement that reflects NeuroOne’s current views about future events and are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. In some cases, you can identify forward–looking statements by the words or phrases “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “forecasts,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “target,” “seek,” “contemplate,” “continue, “focused on,” “committed to” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. Forward–looking statements may include statements regarding the addition of new centers for the Company’s limited commercial launch of the OneRF™ Ablation System, potential strategic partnership opportunities, continued development of the Company’s electrode technology program (including our drug delivery program and spinal cord stimulation program), fiscal year 2025 guidance, including expectations for significant product revenue growth and margin expansion, plan to submit a 510(k) application with the FDA in the first half of calendar 2025 for our trigeminal nerve ablation program, business strategy, market size, potential growth opportunities, future operations, future efficiencies, and other financial and operating information. Although NeuroOne believes that we have a reasonable basis for each forward-looking statement, we caution you that these statements are based on a combination of facts and factors currently known by us and our expectations of the future, about which we cannot be certain. Our actual future results may be materially different from what we expect due to factors largely outside our control, including risks related to whether the Company will continue to maintain compliance with all Nasdaq continued listing requirements, risks that our strategic partnerships may not facilitate the commercialization or market acceptance of our technology; whether due to supply chain disruptions, labor shortages or otherwise; risks that our technology will not perform as expected based on results of our pre-clinical and clinical trials; risks related to uncertainties associated with the Company’s capital requirements to achieve its business objectives and ability to raise additional funds: the risk that we may not be able to secure or retain coverage or adequate reimbursement for our technology; uncertainties inherent in the development process of our technology; risks related to changes in regulatory requirements or decisions of regulatory authorities; that we may not have accurately estimated the size and growth potential of the markets for our technology; risks relate to clinical trial patient enrollment and the results of clinical trials; that we may be unable to protect our intellectual property rights; and other risks, uncertainties and assumptions, including those described under the heading “Risk Factors” in our filings with the Securities and Exchange Commission. These forward–looking statements speak only as of the date of this press release and NeuroOne undertakes no obligation to revise or update any forward–looking statements for any reason, even if new information becomes available in the future.

Caution: Federal law restricts this device to sale by or on the order of a physician.

IR Contact
MZ Group – MZ North America
NMTC@mzgroup.us

NeuroOne Medical Technologies Corporation

Balance Sheets

(unaudited)

	As of
	December 31,	September 30,
	2024	2024

Assets
Current assets:
Cash and cash equivalents	$1,134,350	$1,460,042
Accounts receivable	2,368,913	176,636
Inventory	1,930,861	2,635,153
Deferred offering costs	82,962	142,633
Prepaid expenses	194,699	216,461
Total current assets	5,711,785	4,630,925
Intangible assets, net	61,683	67,262
Right-of-use asset	339,271	254,910
Property and equipment, net	381,711	416,843
Total assets	$6,494,450	$5,369,940

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$744,525	$1,029,206
Accrued expenses and other liabilities	826,386	1,184,014
Total current liabilities	1,570,911	2,213,220
Warrant liability	1,750,870	2,140,315
Operating lease liability, long term	237,377	194,392
Total liabilities	3,559,158	4,547,927

Commitments and contingencies (Note 4)

Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding.	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized; 30,841,830 and 30,816,499 shares issued and outstanding as of December 31, 2024 and September 30, 2024, respectively.	30,841	30,816
Additional paid–in capital	76,123,542	75,795,610
Accumulated deficit	(73,219,091)	(75,004,413)
Total stockholders’ equity	2,935,292	822,013
Total liabilities and stockholders’ equity	$6,494,450	$5,369,940

NeuroOne Medical Technologies Corporation

Statements of Operations

(unaudited)

	For the three months ended December 31,
	2024	2023

Product revenue	$3,274,167	$977,649
Cost of product revenue	1,347,278	711,335
Product gross profit	1,926,889	266,314

License revenue	3,000,000	—

Operating expenses:
Selling, general and administrative	2,043,454	2,173,472
Research and development	1,172,228	1,483,317
Total operating expenses	3,215,682	3,656,789
Income (loss) from operations	1,711,207	(3,390,475)
Fair value change in warrant liability	389,445	—
Financing cost	(324,738)	—
Other income	9,408	45,575
Income (loss) before income taxes	1,785,322	(3,344,900)
Provision for income taxes	—	—
Net income (loss)	$1,785,322	$(3,344,900)
Net income (loss) per share:
Basic	$0.06	$(0.14)
Diluted	$0.06	$(0.14)
Number of shares used in per share calculations:
Basic	30,837,524	23,995,610
Diluted	30,880,415	23,995,610